Exhibit 5.1

Suite 300 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada Tel 416.865.0040 Fax 416.865.7380 www.torys.com

September 20, 2023

Brookfield Corporation

Brookfield Place, Suite 100

181 Bay Street

Toronto, Ontario M5J 2T3

Dear Sirs/Mesdames:

RE: BROOKFIELD CORPORATION

We have acted as counsel to Brookfield Corporation (the “Corporation”), a corporation existing under the laws of the Province of Ontario, in connection with the Registration Statement on Form F-3 (as amended, the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act the Corporation’s Class A Limited Voting Shares (the “Class A Shares”) to be issued or delivered upon exchange, redemption or acquisition of up to 50,450,952 class A-1 exchangeable non-voting shares or class A exchangeable limited voting shares (collectively, “exchangeable shares”) of Brookfield Reinsurance Ltd. (“BNRE”).

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Corporation. In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, we are of the opinion that upon issuance or delivery of Class A Shares in connection with the exchange, redemption or acquisition of exchangeable shares in accordance with the amended and restated bye-laws of BNRE, such Class A Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is based upon and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, and has been given by members of the Law Society of Ontario.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Torys LLP